Exhibit 99.1

FOR IMMEDIATE RELEASE: June 19, 2012	Media Release

Contacts:
Tatiana Stead	Mary Harris
(703) 720.2352	(305) 817.8117
Tatiana.stead@capitalone.com
mharris@bankunited.com

Capital One, John Kanas and John Bohlsen Agree to Settle Lawsuit

McLean, Va. (June 19, 2012) - Capital One Financial Corporation (NYSE: COF), John A. Kanas, John Bohlsen and BankUnited, Inc. (NYSE: BKU) jointly announced today that they have reached an agreement to settle the lawsuit commenced by Capital One against Kanas and Bohlsen in July 2011 in the United States District Court in the Eastern District of Virginia.  Capital One alleged that Kanas and Bohlsen breached the terms of certain non-compete arrangements that they had entered into with Capital One in 2007.  Under the settlement, Capital One will receive $20 million, which amount Kanas and Bohlsen have agreed to pay.  Other agreed upon restrictions are detailed below.  Although not a party to the lawsuit, BankUnited, Inc., for which Kanas serves as Chairman and Chief Executive Officer and Bohlsen serves as Vice Chairman and Chief Lending Officer, joined the settlement solely with respect to the specific obligations that apply to it.  In agreeing to settle the lawsuit, Kanas and Bohlsen denied any liability and made no admission of wrongdoing.

Pursuant to the terms of the settlement agreement the parties have agreed that until January 31, 2013 (i) neither BankUnited nor any other bank for which Kanas and Bohlsen are employed will open a bank branch in New York, New Jersey or Connecticut, and (ii) Herald National Bank, a wholly-owned national banking subsidiary of BankUnited based in New York, will continue to operate separately from BankUnited’s primary banking subsidiary, BankUnited, N.A., as a distinct legal entity, and Kanas and Bohlsen will continue not to play a management role or serve on the Board of Directors at Herald until after that time.  In addition to the foregoing, the settlement agreement contains certain non-solicit arrangements with respect to Capital One customers, as well as certain non-hire arrangements with respect to Capital One employees, which arrangements will also expire on January 31, 2013.

BankUnited said that the provisions in the settlement agreement will not have any material financial impact on the company or any material effect on its strategic plans in the Tri-State area.

Capital One, Kanas and Bohlsen stated that they are pleased that they have been able to reach an amicable resolution of the lawsuit that they believe is in all parties’ best interests.

Capital One was represented by Gibson, Dunn & Crutcher LLP and Murphy & McGonigle.

John Kanas and John Bohlsen were represented by Boies Schiller & Flexner LLP and James H. Rodio, PLC.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., Capital One Bank (USA), N.A., and ING Bank, fsb, had $216.5 billion in deposits and $294.5 billion in total assets outstanding as of March 31, 2012. Headquartered in McLean, Virginia, Capital One and ING Direct offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

About BankUnited

BankUnited, Inc. is a bank holding company with three wholly-owned subsidiaries:  BankUnited, N.A., which is one of the largest independent depository institutions headquartered in Florida by assets, BankUnited Investment Services, Inc., a Florida insurance agency which provides comprehensive wealth management products and financial planning services, and Herald National Bank, a commercial bank servicing the New York City market.  BankUnited, N.A., is a national bank headquartered in Miami Lakes, Florida, with $11.6 billion of assets, more than 1,404 professionals and 94 branches in 15 counties at March 31, 2012.

# # #